UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2021

TRILLIUM THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-36596	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Trillium Therapeutics USA Inc.

100 CambridgePark Drive, Suite 510

Cambridge, Massachusetts, 02140

USA

(Address of principal executive offices, including zip code)

(416) 595-0627

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	TRIL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Catherine Mackey as Director

On June 30, 2021, upon the recommendation of the corporate governance and nominating committee of the Board of Directors (the “Board”) of Trillium Therapeutics Inc. (the “Company”), the Board appointed Catherine Mackey as a member of the Board, effective June 30, 2021. Dr. Mackey will serve as a director until the Company’s 2022 Annual General Meeting of Shareholders and thereafter until her successor has been duly elected and qualified or until a successor has been duly elected or appointed.

Dr. Mackey has more than 30 years of operating experience in the pharmaceutical and biotechnology sectors. Dr. Mackey served as a member of the board of directors of Poseida Therapeutics, a publicly held clinical stage oncology company focused on gene engineering technologies, from January 2019 to June 2021. Since July 2019, Dr. Mackey has served as a member of the board of directors of AVID Bioservices, a publicly held contract development and manufacturing organization. From December 2017 to May 2021, Dr. Mackey served as a member of the board of directors of GW Pharmaceuticals (acquired by Jazz Pharmaceuticals), a publicly held British biopharmaceutical company focused on the development of prescription cannabinoid-based medicines. Since January 2007, Dr. Mackey has served on the board of directors of Rady Children’s Hospital. Since June 2015, Dr. Mackey has served on the board of directors of Rady Children’s Institute of Genomic Medicine. Since March 2014, Dr. Mackey has served as the chair of the board of directors of Cour Pharmaceutical Development Company, Inc., a clinical stage company advancing first-in-class therapies to achieve antigen-specific immune tolerance. From June 2014 to May 2017, Dr. Mackey served on the board of directors of Evolve Biosystems Inc., a probiotic-based biotherapeutics company. From June 2015 to September 2016, Dr. Mackey served as a member of the board of directors of Sequenom Inc. (acquired by Labcorp), a molecular diagnostics testing services company. From February 2015 to September 2016, Dr. Mackey served on the board of directors of Viventia Bio (acquired by Eleven Biotherapeutics), a company focused on advancing anti-cancer agents. From 2011 to 2013, Dr. Mackey served on the board of directors of YM Biosciences, a publicly held Canadian Biotech company (acquired by Gilead). From May 2001 to December 2010, Dr. Mackey served as Senior Vice President, Global R&D and Director, of Pfizer’s La Jolla Laboratories, one of Pfizer’s primary pharmaceutical research and development sites. Dr. Mackey received her B.S. and Ph.D. degrees in microbiology and genetics from Cornell University.

For her service on the Board, Dr. Mackey will be granted an option to purchase 67,000 shares of the Company’s common stock on July 1, 2021, at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on June 30, 2021 (the “Option Grant”). One-third (1/3) of the shares underlying the Option Grant will vest on the first anniversary of the grant date and thereafter the remaining two-thirds (2/3) of shares underlying the Option Grant will vest in equal quarterly installments during the two years following the first anniversary of the grant date, subject in each case, to Dr. Mackey’s continued service on the Board. In addition, Dr. Mackey will be entitled to an annual $40,000 cash retainer. The Company has also entered into an indemnification agreement with Dr. Mackey in substantially the same form entered into with the other directors of the Company.

There are no arrangements or understandings between Dr. Mackey and any other person pursuant to which she was selected as a director of the Company. Dr. Mackey is not a party to any current or proposed transaction with the Company for which disclosure would be required under Item 404(a) of Regulation S-K.

On June 30, 2021, the Company issued a press release announcing Dr. Mackey’s appointment. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
99.1	Press release issued by Trillium Therapeutics Inc. dated June 30, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2021	Trillium Therapeutics Inc.

	By:	/s/ James Parsons
Name: James Parsons
Title: Chief Financial Officer